UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 13, 2020

Asbury Automotive Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-31262		01-0609375
(Commission File Number)		(IRS Employer Identification No.)

2905 Premiere Parkway NW Suite 300
Duluth,	GA	30097
(Address of principal executive offices)		(Zip Code)

(770) 418-8200
(Registrant's telephone number, including area code)
None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Trading
Title of each class	Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value per share	ABG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Asbury Automotive Group, Inc. ("Asbury" or the "Company"), announced that Patrick Guido, age 47, has been appointed to serve as Senior Vice President & Chief Financial Officer of the Company, effective May 11, 2020. Mr. Guido joins the Company from lululemon athletica inc., a NASDAQ-listed multinational designer, distributor, and retailer of healthy lifestyle inspired athletic apparel and accessories, where he served as Chief Financial Officer since April 2018. Prior to that, Mr. Guido spent seven years at VF Corporation, a global leader in branded lifestyle apparel, footwear and accessories. During his seven-year tenure at VF Corporation, he served as Treasurer and Vice President of Corporate Development, managing capital allocation strategies, mitigating global financial risk, and executing on multiple strategic initiatives for the company. Previously, Mr. Guido served in roles of increasing responsibilities at The Home Depot, Inc. and Saks Incorporated. Mr. Guido received his MBA from Vanderbilt University, and holds a BA from Georgetown University.

Mr. Guido will assume the role of principal financial officer on May 11, 2020, and Mr. Stax’s tenure as Interim Principal Financial Officer will end on such date. Mr. Stax, however, will continue to serve as Vice President, Corporate Controller & Chief Accounting Officer of the Company.

Mr. Guido has entered into a letter agreement with the Company in connection with his appointment (the “Letter Agreement”). Pursuant to the terms thereof, Mr. Guido will be entitled to receive an annual base salary of $625,000 with a one-time signing bonus in the amount of $250,000 and a relocation allowance of $150,000. The Company also will grant Mr. Guido an award of restricted share units valued at $600,000 upon the commencement of his employment. The shares will vest ratably over 3 years. Mr. Guido also will become eligible for a target annual cash bonus under the Company's annual cash incentive plan equal to 75% of his base salary pro-rated for 2020. Mr. Guido will also be granted the use of a demonstrator vehicle. Mr. Guido also will receive a severance pay agreement providing base salary continuation for one year and a pro-rated bonus for the portion of the year he served in the event he is terminated without “cause” or resigns for “good reason” as provided therein. Mr. Guido will enter into the Company’s standard indemnification agreement. The indemnification agreement will be identical in all material respects to the Company’s form of Indemnification Agreement, filed with the SEC on April 30, 2010 as Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.

In light of the current economic environment and consistent with the other executive officers of the Company, Mr. Guido has agreed to assume a temporary reduction in pay of 20% of his annual base salary. In connection with his entering into a severance pay agreement, the Company expects Mr. Guido to waive his right to terminate his employment for “good reason” due to a reduction in salary as defined in the severance pay agreement; provided that if he is terminated during the temporary period, the applicable severance payment will be calculated pursuant to and in accordance with the terms of his severance pay agreement using the base salary in effect immediately prior to the pay reduction.

The foregoing description of the Letter Agreement is qualified in its entirety by reference to the Letter Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference. A copy of the press release issued by the Company announcing Mr. Guido’s appointment as Senior Vice President & Chief Financial Officer is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.
(d)    Exhibits.

The following exhibits are furnished as part of this report.

Exhibit No.	Description

10.1	Letter Agreement between Asbury Automotive Group, Inc. and Patrick Guido, dated as of April 13, 2020.
99.1	Press Release dated April 17, 2020.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASBURY AUTOMOTIVE GROUP, INC.

Date: April 17, 2020	By:	/s/ George A Villasana
	Name:	George A. Villasana
	Title:	Senior Vice President, General Counsel & Secretary